Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
THE COOPER COMPANIES, INC.

The Cooper Companies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Board of Directors of the Corporation duly adopted resolutions at a meeting recommending and declaring advisable that the Second Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

Section (a) of Article X of the Second Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(a) A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s, as applicable, duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer, as applicable, derived any improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, including removal or limitation of any of the foregoing exceptions, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.”

SECOND: The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation.

THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to Second Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 30th day of April, 2025.

Date: May 30, 2025
/s/ Nicholas S. Khadder
Nicholas S. Khadder
Secretary